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                                     BY-LAWS
                                       OF
                            UPRIGHT INVESTMENTS TRUST

                                    ARTICLE I
             Agreement and Declaration of Trust and Principal Office

          Section 1.1. Agreement and Declaration of Trust. These By-Laws shall be subject to the Declaration of Trust dated March 4, 1998, as from time to time in effect or supplemented (the "Trust Agreement"), of Upright Investments Trust, the Delaware business trust established by the Trust Agreement (the "Trust").
         Section 1.2. Principal and Registered Offices of the Trust. A registered office of the Trust shall be located in Wilmington, Delaware. The principal office of the Trust shall be located in New Jersey, Livingston.


                                   ARTICLE II
                             Shareholder's Meetings

         Section 2.1. Place if Meeting. All special meetings of the shareholders shall be held at the principal place of business of the Trust or at such other place in the United States as the Trustees may designate.
         Section 2.2. Meetings. A meeting of the shareholders of the Trust shall be held whenever called by the Trustees and whenever election of a Trustee or Trustees by shareholders is required by the provisions of Section 16(a) of the Investment Company Act of 1940, as amended (the "1940 Act") for that purpose. The Trustees shall promptly call and give notice of a meeting of shareholders for the purpose of voting upon removal of any Trustee of the Trust when requested to do so in writing by shareholders holding not less than 10% of the shares then outstanding.
         Section 2.3. Record Dates. For the purpose of determining the shareholders who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to receive payment of any dividend or of any other distribution, the Trustees may from time to time fix a time, which shall be not more than 90 nor less than ten days before the date of any meeting of shareholders or the date for the payment of any dividend or of any other distribution, as the record date for determining the shareholders having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only shareholders of record on such record date shall have such right, notwithstanding any transfer of shares on the books of the Trust after the record date; or without fixing such record date the Trustees may for any such purposes close the register or transfer books for all or any part of such period.
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                                   ARTICLE III
                                    Officers

          Section 3.1. Officers. The officers of the Trust shall be a Chairman of the Trustees, a President, a Treasurer, a Secretary and such other officers, including Vice Presidents, if any, as the Trustees from time to time may in their discretion elect. The Trust may also have such agents as the Trustees from time to time in their discretion may appoint. The Chairman of the Trustees shall be a Trustee and may but need not be a shareholder; and any other officer may be but none need be a Trustee or shareholder. Any two or more offices may be held by the same person.
         Section 3.2. Election. The Chairman of the Trustees, the President, the Treasurer and the Secretary shall be elected annually by the Trustees. Other officers, if any, may be elected or appointed by the Trustees at any time. Vacancies in any office may be filled at any time in accordance with the Trust Agreement.
         Section 3.3. Tenure. The Chairman of the Trustees, the President, the Treasurer and the Secretary shall hold office until their respective successors are chosen and qualified, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Each other officer shall hold office and each agent shall retain authority at the pleasure of the Trustees.
          Section 3.4. Resignations and Removals. Any officer of the Trust may resign by filing a written resignation with the President or with the Trustees or with the Secretary, which shall take effect on being so filed at such time as may be therein specified. The Trustees may at any meeting remove any officer.
          Section 3.5. Powers. Subject to the other provisions of these By-Laws, each officer shall have, in addition to the duties and powers herein and in the Trust Agreement set forth, such duties and powers as are commonly incident to the office occupied by him or her as if the Trust were organized as a Delaware Business Trust and such other duties and powers as the Trustees may from time to time designate.
           Section 3.6. Chairman; President. Unless the Trustees otherwise provide, the Chairman of the Trustees, or if there is none, or in the absence of the Chairman, the President shall preside at all meetings of the shareholders and of the Trustees. The President shall be the chief executive officer and, if so designated by the Trustees, the chief financial officer.
           Section  3.7.  Treasurer.   The  Treasurer  shall  be  the  principal
financial and accounting officer of the Trust. He shall deliver all funds and securities of the Trust which may come into his hands to such bank or trust company. He shall have the custody of the seal of the Trust. He shall make annual reports in writing of the business conditions of the Trust, which reports shall be preserved upon its records, and he shall furnish such other reports regarding the business and conditions as the Trustees may from time to time require. The Treasurer shall perform such duties additional to the foregoing as the Trustees may from time to time designate.
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         Section 3.8.  Secretary.  The Secretary  shall record in books kept for the purpose all votes and proceedings of the Trustees and the shareholders at their respective meetings.
         Section 3.9. Vice President. Each Vice President of the Trust shall perform such duties as the Trustees may from time to time designate.


                                   ARTICLE IV
                               Trustees' Meetings

           Section 4.1. Trustees. The business and affairs of the Trust shall be managed by the Trustees, and they shall have all powers necessary and desirable to carry out the responsibility, so far as such powers are not inconsistent with applicable law, the Declaration of Trust, or with these By-Laws.
             Section 4.2. Executive and Other Committees. The Trustees may elect from their own number an executive committee to consist of not less than three nor more than five members which shall have the power and duty to conduct the current and ordinary business of the Trust, including the purchase and sale of securities, while the Trustees are not in session, and such other powers and duties as the Trustees may from time to time delegate to such committee. The Trustees may also elect from their own number other committees from time to time, the number composing such committees and the powers conferred upon the same to be determined by vote of the Trustees.
          Section 4.3. Regular Meeting. Regular meetings of the Trustees may be held without call or notice at such places and at such times as the Trustees may from time to time determine, provided that any Trustee who is absent when such determination is made shall be given notice if the determination.
            Section 4.4. Special Meetings.  Special meetings of the Trustees may be held at any time and at any place designated in the call of the meeting when called by the Chairman of the Trustees, the President or the Treasurer or by two or more Trustees, sufficient notice thereof being given to each Trustee by the Secretary or an Assistant Secretary or by the officer of the Trustee of a special meeting.
              Section 4.5. Notice. It shall be sufficient notice to a Trustee of a special meeting to sent notice by mail at least 72 hours or by telegram at least 24 hours before the meeting addressed to the Trustee at his or her usual or last known business or residence address or to given notice to him or her in person or by telephone at least 24 hours before the meeting. Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him or her before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.
          Section 4.6. Quorum. At any meeting of the Trustees a majority of the Trustees then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.
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         Section 4.7. Special Action.  When all the Trustees shall be present at any meeting, however called, or wherever held, or shall assent to the holding of the meeting without notice, or after the meeting shall sign a written assent thereto on the record of such meeting, the acts of such meeting shall be valid as if such meeting had been regularly held.
         Section 4.8. Action by Consent. Any action by the Trustees may be taken without a meeting if a written consent thereto is signed by all the Trustees and filed with the records of the Trustees meetings, or by telephone meeting. Such consent shall be treated as a vote of the Trustees for all purposes.
         Section 4.9. Participation by Telephone. One or more of the Trustees or of any committee of the Trustees may participate in a meeting thereof by
telephone   or  similar   communications   equipment,   allowing   all   persons
participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.


                                    ARTICLE V
                              Custody of Securities

          Section 5.1. Employment of a Custodian. The Corporation shall place and at all times maintain in the custody of a Custodian (including any sub-custodian for the Custodian) all funds, securities and similar investments owned by the Corporation. The Custodian (and any sub-custodian) shall be a bank having not less than $2,000,000 aggregate capital, surplus and undivided profits and shall be appointed from time to time by the Board of Directors, which shall fix its remuneration.
         Section 5.2. Action Upon Termination of Custodian. Agreement. Upon termination of a Custodian Agreement or inability of the Custodian to continue to serve, the Board of Trustees shall promptly appoint a successor custodian, but in the event that no successor custodian can be found who has the required qualifications and is willing to serve, the Board of Trustees shall call as promptly as possible a special meeting to determine whether the Trust shall function without a custodian or shall be liquidated. If so directed by vote of the Trustees of a majority of the Trust, the Custodian shall deliver and pay over all property of the Trust held by it as specified in such vote.
         Section 5.3. Other Arrangements. The Trust may make such other arrangements for the custody of its assets (including deposit arrangements) as may be required by any applicable law, rule or regulation.
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                                   ARTICLE VI
                                     Reports

           Section 6.1. General. The Trustees and officers shall render reports at the time and in the manner required by the Trust Agreement or any applicable law. Officers and Committees shall render such additional reports as they may deem desirable or as may from time to time be required by the Trustees.


                                   ARTICLE VII
                                      Seal

          Section 7.1. General. The seal of the Trust shall be circular in form bearing the inscription, with the word "Delaware", together with the name of the Trust and the year of its organization cut or engraved thereon, but, unless otherwise required by the Trustees, the seal shall not be necessary to be placed on, and its absence shall not impair the validity of , any document, instrument or other paper executed and delivered by or on behalf of the Trust.


                                  ARTICLE VIII
                               Execution of Papers

          Section 8.1. General. Except as the Trustees may generally or in particular cases authorize the execution of documents in some other manner, all deeds, leases, contracts, notes and other obligations made by the Trustees shall be signed by the President, any Vice President, or by the Treasurer and need not bear the seal of the Trust.


                                   ARTICLE IX
                                   Amendments

          Section 9.1. Amendment by Shareholders. New By-Laws may be amended or repealed by the affirmative vote or written consent of a majority of the outstanding shares entitled to vote, except as otherwise provided by applicable law or by the Declaration of Trust or these By-Laws.
          Section 9.2. Amendment by Trustees. Subject to the right of shareholders as provided in Section 9.1 of this Article to adopt, amend or repeal By-Laws, and except as otherwise provided by applicable law or by the Declaration of Trust, these By-Laws may be adopted, amended, or repealed by the Board of Trustees.
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